Exhibit 10.102

SECOND AMENDMENT TO
 LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered into as of September 29, 2014 (the “Amendment Date”), by and among OXFORD FINANCE LLC, a Delaware limited liability company with an office located at 133 North Fairfax Street, Alexandria, Virginia 22314 (in its individual capacity, “Oxford”; and in its capacity as Collateral Agent, “Collateral Agent”), the Lenders listed on Schedule 1.1 thereof  from time to time including Oxford in its capacity as a Lender and SILICON VALLEY BANK, a California corporation with an office located at 3003 Tasman Drive, Santa Clara, CA 95054 (“Bank” or “SVB”) (each a “Lender” and collectively, the “Lenders”), and CYTORI THERAPEUTICS, INC., a Delaware corporation with offices located at 3020 Callan Road, San Diego, CA  92121 (“Borrower”).

Recitals

A.                 Collateral Agent, Borrower and Lenders party thereto from time to time have entered into that certain Loan and Security Agreement, dated as of June 28, 2013 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) pursuant to which Lenders have provided to Borrower certain loans in accordance with the terms and conditions thereof;

B.                Lenders have extended credit to Borrower for the purposes permitted in the Loan Agreement.
C.                Borrower has requested that Collateral Agent and Lenders (i) permit the possible deferment of principal payments on the term loan and (ii) make certain other revisions to the Loan Agreement as more fully set forth herein.

D.                Collateral Agent and Lenders have agreed to modify and to amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

Agreement

Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.                  Definitions.  Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2.                  Amendments to Loan Agreement.

2.1            Section 2.2 (Term Loans).  Section 2.2(b) of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“(b)            Repayment.  Borrower shall make monthly payments of interest only, in arrears, commencing on the first (1st) Payment Date following the Funding Date of the Term Loan, and continuing on the Payment Date of each successive month thereafter through and including the Payment Date immediately preceding the Amortization Date.  Borrower agrees to pay, on the Funding Date of the Term Loan, any initial partial monthly interest payment otherwise due for the period between the Funding Date of the Term Loan and the first Payment Date thereof.    Commencing on the Amortization Date, and continuing on the Payment Date of each month thereafter, Borrower shall make consecutive equal monthly payments of principal and interest, in arrears, to each Lender, as calculated by Collateral Agent (which calculations shall be deemed correct absent manifest error) based upon: (1) the amount of such Lender’s Term Loan, (2) the effective rate of interest, as determined in Section 2.3(a), and (3) a repayment schedule equal to thirty-six (36) months; provided, however, payment of  Borrower’s Term Loan principal payments due on October 1, 2014 (if the Capital Raise is consummated on or before October 1, 2014), November 1, 2014, December 1, 2014, January 1, 2015, February 1, 2015, and March 1, 2015 (the “Deferred Principal Payments”) will be deferred until April 1, 2015; provided further, that on each of October 1, 2014, November 1, 2014, December 1, 2014, January 1, 2015, February 1, 2015, and March 1, 2015, Borrower shall continue to make the payments of interest that it is otherwise obligated to make pursuant hereto. The outstanding balance of the Term Loans, including the Deferred Principal Payments, shall re-amortize over twenty-eight (28) months commencing on April 1, 2015.  Beginning on April 1, 2015 and continuing on each Payment Date thereafter, Borrower shall make equal monthly payments of principal and interest, in arrears, to each Lender, as calculated by Collateral Agent (which calculations shall be deemed correct absent manifest error) based upon: (1) the remaining outstanding principal amount of such Lender’s Term Loan, including the Deferred Principal Payments, (2) the effective rate of interest, as determined in Section 2.3(a) and (3) a repayment schedule equal to twenty-eight (28) months.  All unpaid principal and accrued and unpaid interest with respect to the Term Loan is due and payable in full on the Maturity Date.  The Term Loan may only be prepaid in accordance with Sections 2.2(c) and 2.2(d).”

2.2            Section 2.2 (Term Loans).  Section 2.2(c) of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“(c)            Mandatory Prepayments.  If the Term Loan is accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to Lenders, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of: (i) all outstanding principal of the Term Loan plus accrued and unpaid interest thereon through the prepayment date, (ii) (except to the extent that the sole basis for such acceleration is the occurrence of an Event of Default under Section 8.3 based on a Material Adverse Change) the Final Payment, (iii) the Prepayment Fee, (iv) the Second Amendment Restructuring Fee,  plus (v) all other Obligations that are due and payable, including Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts. Notwithstanding (but without duplication with) the foregoing, on the Maturity Date, if the Final Payment had not previously been paid in full in connection with the prepayment of the Term Loan in full, Borrower shall pay to Collateral Agent, for payment to each Lender in accordance with its respective Pro Rata Share, the Final Payment in respect of the Term Loan.

2.3            Section 2.2 (Term Loans).  Section 2.2(d) of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“(d)            Permitted Prepayment of Term Loan.  Borrower shall have the option to prepay all, but not less than all, of the Term Loan advanced by the Lenders under this Agreement, provided Borrower (i) provides written notice to Collateral Agent of its election to prepay the Term Loan at least fifteen (15) days prior to such prepayment, and (ii) pays to the Lenders on the date of such prepayment, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of (A) all outstanding principal of the Term Loan plus accrued and unpaid interest thereon through the prepayment date, (B) the Final Payment, (C) the Prepayment Fee, (D) the Second Amendment Restructuring Fee, plus (E) all other Obligations that are due and payable, including Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts.

2.4            Section 2.5 (Fees).  New Section 2.5(e) hereby is added to the Loan Agreement to read as follows:

“(e)            Second Amendment Restructuring Fee.  A fully earned, non-refundable restructuring fee in the amount of One Hundred Seventy-Five Thousand Dollars ($175,000.00) payable to Lenders in accordance with their respective Pro Rata Shares (the “Second Amendment Restructuring Fee”) is due on the earliest to occur of (a) the Maturity Date, or (b) the acceleration of any Term Loan, or (c) the prepayment of a Term Loan pursuant to Section 2.2(c) or (d).

2.5            Section 14.1 (Definitions).  The following terms and their respective definitions hereby are added or amended and restated in their entirety, as applicable, to Section 13.1 of the Loan Agreement as follows:
“Amortization Date” is August 1, 2014.

“Capital Raise” means the Borrower closing and publicly announcing a capital raise with proceeds to Borrower of at least Thirteen Million Dollars ($13,000,000.00) from the Borrower’s sale of its equity securities, raising of Subordinated Debt (on terms acceptable to the Lenders), entering into one or more partnership agreements, or a combination thereof, on or after September 29, 2014 but no later than October 31, 2014.

“Second Amendment Restructuring Fee” is defined in Section 2.5(e).

3.	Limitation of Amendment.

3.1            The amendments and waivers set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right, remedy or obligation which Lenders or Borrower may now have or may have in the future under or in connection with any Loan Document, as amended hereby.

3.2            This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

3.3            Except as expressly set forth herein, the Loan Agreement shall continue in full force and effect without alteration or amendment.  This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.

4.                  Representations and Warranties. To induce Collateral Agent and Lenders to enter into this Amendment, Borrower hereby represents and warrants to Collateral Agent and Lenders as follows:

4.1            Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2            Borrower has the power and due authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3            The organizational documents of Borrower delivered to Collateral Agent on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4            The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (i) any law or regulation binding on or affecting Borrower, (ii) any contractual restriction with a Person binding on Borrower, (iii) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (iv) the organizational documents of Borrower;

4.5            The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

4.6            This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5.                 Effectiveness.  This Amendment shall be deemed effective upon (a) the due execution and delivery to Collateral Agent of this Amendment by each party hereto; and (b) the consummation of the Capital Raise; and subject to (a) Borrower’s payment to Collateral Agent a fee of $25,000 for the ratable benefit of the Lenders which will be distributed among the Lenders in accordance with their respective Pro Rata Shares; and (b) Borrower’s payment of all Lenders’ Expenses incurred through the date hereof, which may be debited from any of Borrower’s accounts with Lenders.  Notwithstanding anything herein to the contrary, this Amendment shall become null and void (ab initio) if the proceeds of the Capital Raise are not received by Borrower by no later than October 31, 2014 and evidence of receipt thereof that is reasonably acceptable to Collateral Agent and Lenders is made available thereto by such date.

6.                 Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.

7.                Governing Law.  This Amendment and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of California.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to Loan and Security Agreement to be executed as of the date first set forth above.

BORROWER:

CYTORI THERAPEUTICS, INC.

By	/s/ Tiago Girao
Name:	Tiago Giaro
Title:	VP of Finance and Chief Financial Officer

COLLATERAL AGENT AND LENDER:

OXFORD FINANCE LLC

By	/s/ Mark Davis
Name:	Mark Davis
Title:	Vice President- Finance, Secretary & Treasurer

LENDER:

SILICON VALLEY BANK

By	/s/ Anthony Flores
Name:	Anthony Flores
Title:	Vice President

[Signature Page to Second Amendment to Loan and Security Agreement]